Exhibit 99.1

Date: November 5, 2014

Spectra Energy Reports Third Quarter 2014 Results

Solid Quarter – Expect to Exceed Full-Year EBITDA and DCF Targets

Dividend Increase of 10.5% Announced

•	Continued growth in distributable cash flow quarter-over-quarter

•	Strong contributions from expansion projects and liquids business

•	Advancing growth projects safely, on time and on budget

Spectra Energy Corp (NYSE: SE) today reported third quarter 2014 net income from controlling interests of $201 million, or $0.30 diluted EPS, compared with $263 million, or $0.39 diluted EPS in third quarter 2013. Ongoing net income was $209 million, or $0.31 diluted EPS, compared with $283 million, or $0.42 diluted EPS during the prior-year quarter.

For the quarter, reported earnings before interest, taxes, depreciation and amortization (EBITDA) were $692 million, compared with $735 million in the prior-year quarter. Growth from ongoing capital expansion programs at Spectra Energy Partners (SEP) and DCP Midstream were more than offset by a lower Canadian dollar, larger drop-downs to DCP Midstream Partners (DPM) from DCP Midstream, lower gains from unit issuances by DPM and higher plant turnaround costs in Western Canada.

Distributable cash flow (DCF) for the quarter was $236 million, which was higher than the DCF of $226 million in the same quarter last year.

“Spectra Energy’s third quarter results reflect continued growth in our distributable cash flows driven by our ongoing capital expansion program, and they further bolster our expectation to exceed our full-year $3 billion EBITDA target,” said Greg Ebel, chief executive officer, Spectra Energy. “Our strong performance year-to-date, coupled with the growth prospects we see going forward, underscores our Board’s confidence in our strategy and our ability to deliver reliable cash flows. As a result, we are increasing our quarterly dividend 10.5 percent beginning in the fourth quarter of this year.”

BUSINESS UPDATES

Spectra Energy continues its record of successful execution on expansion projects and pursuit of new opportunities to deliver attractive returns for investors. During the third quarter 2014, Spectra Energy placed TEAM South into service, two months before its scheduled in-service date. In addition, TEAM 2014, which will provide customers with the ability to move Marcellus gas production both east and south, is fully operational this month.

Both TEAM South and TEAM 2014, underpinned by contracts with CONSOL, Rice Energy, Chevron and EQT, total more than $500 million in investment. These projects represent the first 600 million cubic feet per day of the 2.4 billion cubic feet (Bcf) per day in projects that will transform Texas Eastern to a bi-directional system by 2017. In addition by January 1, 2015, the Kingsport Expansion Project, which expands Spectra Energy’s East Tennessee system, and the Spraberry Supply Lateral expansion off the company’s Sand Hills natural gas liquids (NGL) line, will go into service.

During the quarter, Spectra Energy moved four new projects totaling $700 million of expansion capital into execution. Access South and Adair Southwest, two projects that advance bi-directional capabilities on Texas Eastern, will provide incremental firm transportation capacity from Appalachian shale to markets in the southern U.S. Access South is fully subscribed with a signed precedent agreement with Rice Energy and Adair Southwest is fully subscribed with a signed precedent agreement with Range Resources. Both projects will be in service by November 2017 with a combined capital expenditure of approximately $350 million.

The Stratton Ridge project, part of the former “Gulf Coast LNG” opportunity, also moved into execution this past quarter. This Texas Eastern project will deliver supplies to Gulf Coast LNG markets and is moving forward with an anchor shipper to serve Freeport LNG. The more than $200 million capital expansion project is scheduled to be in service in 2019.

The fourth project the company has moved into execution is the recently announced PennEast Pipeline project, a 1 billion cubic feet per day pipeline that will connect northeast Pennsylvania production to the company’s Texas Eastern Transmission and Algonquin Gas Transmission systems. The company has committed to take a 10 percent equity ownership in the approximately $1 billion project, which has an anticipated in-service date of November 2017. The investment allows Spectra Energy to leverage existing assets to directly connect to growing northeast Marcellus production, and partner with some of its biggest customers – AGL Resources, NJR Pipeline Company, South Jersey Industries, UGI Energy Services and Public Service Enterprise Group (PSEG).

The company also is advancing projects already in execution. The Sabal Trail pipeline into Florida is on schedule to submit the project’s Federal Energy Regulatory Commission (FERC) application by the end of the year and meet its planned in-service date of 2017. The Algonquin Incremental Market project, or AIM, is 100 percent subscribed by the major local distribution companies (LDCs) in New England. The company expects to receive its FERC certificate in the first quarter of 2015.

The NEXUS pipeline, which will bring supply diversity to the U.S. Midwest and Eastern Canada by delivering Utica and Marcellus gas, has signed precedent agreements with Chesapeake, CNX Gas and Noble in addition to the previously announced agreements with Midwest and Eastern Canadian LDCs. With an in-service date of 2017, the 1.5 Bcf per day project provides Spectra Energy with investment opportunities in the $700 million to $1 billion range.

The Ohio Pipeline Energy Network (OPEN) project and the Uniontown to Gas City project both received environmental assessments from the FERC and expect FERC certificates in the first quarter of 2015. The $500 million OPEN project and the $60 million Uniontown to Gas City project both have scheduled in-service dates in the fourth quarter of 2015.

At Union Gas, the 2015 Dawn-Parkway project is on track. In addition, the 2016 Dawn-Parkway project filed its facilities application with the Ontario Energy Board in September and expects a decision in the first half of 2015. In development is the 2017 Dawn-Parkway project. The company expects to commence an open season to seek market interest in this project by year-end.

The company also is advancing many other projects in development. Access Northeast will provide improved electric reliability in New England by directly supplying approximately 60 percent of the region’s most efficient gas-fired power generation. The project will expand the Algonquin and Maritimes & Northeast systems by using their existing footprint. Spectra Energy is partnering with Northeast Utilities in the $3 billion joint venture and is in active discussions with other potential partners.

Yesterday, the company launched an open season on the Texas Eastern South Texas Expansion Project, or STEP. The project is designed to provide an efficient means to transport Louisiana natural gas supplies to high-demand markets in South Texas. The targeted in-service date for STEP is early 2017.

Spectra Energy’s Appalachia to Market project represents another build out of the Texas Eastern system to the east. An open season for the project resulted in strong expressions of interest and numerous bids, and the company is working with the bidders to determine the optimal solution for moving their gas to market – with an anticipated in-service date of 2018.

In its liquids business, the company is continuing development work on the Inland California Express oil transportation project with Questar Corporation, which includes a new rail terminal in Southern California and reactivation of an existing pipeline into the Los Angeles/Long Beach refining complex. The company is in active negotiations with a terminal site landowner and will complete preliminary engineering and submit conditional land-use applications in the next few months. The project has a targeted in-service date of 2017.

The company is also enhancing its Express and Platte pipelines. On Express, Spectra Energy is pursuing the construction of on-system storage to allow for additional contracted capacity. An open season on the Express pipeline enhancement is planned by year-end with service commencing in 2016. And, as announced in October, the company is pursuing a new oil pipeline project with service from Guernsey, Wyo. to Patoka, Ill. The pipeline is targeting an in-service date of 2017 with an initial capacity of approximately 400,000 barrels per day. The project will provide unprecedented access for shippers to reach markets in eastern PADD 2 and the flexibility to meet light crude refinery demand on the Gulf Coast.

DCP Midstream has approximately $2 billion of expansions underway.

SEGMENT RESULTS

Spectra Energy Partners

Spectra Energy Partners reported ongoing third quarter 2014 EBITDA of $422 million, compared with $366 million in third quarter 2013. The 2013 period excludes a special item of $6 million in transaction costs related to the drop-down of assets into Spectra Energy Partners.

Quarterly EBITDA results reflect increased earnings from expansions, primarily on Texas Eastern, such as the New Jersey-New York Expansion and TEAM South, as well as the continued ramp-up of volume on the Sand Hills and Southern Hills NGL pipelines. The increase also reflects higher crude transportation revenues as a result of higher contracted volumes on Express and increased tariff rates on both the Express and Platte pipelines.

Distribution

Distribution reported third quarter 2014 EBITDA of $82 million, compared with $83 million in third quarter 2013. Lower operating and maintenance expense was offset by a lower Canadian dollar in third quarter 2014.

Western Canada Transmission & Processing

Western Canada Transmission & Processing reported third quarter 2014 EBITDA of $156 million, compared with $174 million in third quarter 2013. Higher NGL margins were more than offset by higher plant turnaround costs and the effects of a weaker Canadian dollar.

Field Services

Field Services reported ongoing third quarter 2014 EBITDA of $63 million, compared with $137 million in third quarter 2013. The 2014 period excludes a special item of $12 million resulting from losses on the sale of assets and a goodwill impairment charge. Additional EBITDA associated with new assets was more than offset by an increase in noncontrolling interests as a result of increased drop-downs to DPM, higher reliability costs, as well as the effect of DPM hedges. Additionally, there was a decrease in gains associated with the issuance of partnership units by DPM compared to third quarter 2013.

During the third quarters of 2014 and 2013, respectively, DCP Midstream’s realized NGL prices averaged $0.90 per gallon for both periods, NYMEX natural gas averaged $4.06 per million British thermal units (MMBtu) versus $3.58 per MMBtu, and crude oil averaged approximately $97 per barrel versus $106 per barrel.

DCP Midstream declared distributions of $57 million to Spectra Energy in third quarter 2014, with year-to-date declared distributions of $177 million.

Other

“Other,” which is primarily comprised of corporate costs, including benefits and captive insurance, reported ongoing net costs of $19 million and $2 million in the third quarters of 2014 and 2013, respectively. The 2013 period excludes a special item of $17 million for MLP transaction costs. The $17 million increase quarter-over-quarter is primarily due to a 2013 benefit from the reversal of an uncertain tax position related to matters prior to the spin-off of Spectra Energy from Duke Energy Corporation.

ADDITIONAL FINANCIAL INFORMATION

Interest Expense

Interest expense was $167 million in the third quarter of 2014 and 2013. Lower capitalized interest from projects placed into service in 2013 and higher debt balances attributable to the debt issued in late September 2013 by Spectra Energy Partners, primarily related to the U.S asset drop-down, were offset by a weaker Canadian dollar.

Income Taxes

Third quarter 2014 income tax expense was $76 million, compared with $85 million reported in the third quarter of 2013. The lower tax expense was primarily due to lower earnings in 2014, partially offset by favorable tax items in 2013 related to changes in Canadian provincial tax rates and the recognition of certain regulatory tax benefits. The effective tax rate was 23 percent in the third quarters of 2014 and 2013.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy as of September 30, 2014, was $14.7 billion. At the end of the quarter, there was $1.3 billion of available liquidity at Spectra Energy Partners and $1.1 billion of available liquidity at all other Spectra Energy subsidiaries.

Total capital and investment spending for the nine months ended September 30, 2014, was $1,658 million, excluding reimbursements from noncontrolling interests. The spending was mainly comprised of approximately $1,016 million of growth capital expenditures and $453 million of maintenance capital expenditures.

Additional Information

Additional information about third quarter 2014 earnings can be obtained via the Spectra Energy website: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy Partners, is scheduled for today, Wednesday, November 5, 2014, at 8:00 a.m. CT. The webcast will be available via the Investors sections of the Spectra Energy and Spectra Energy Partners websites. The conference call can be accessed by dialing (888) 252-3715 in the U.S. or Canada, or (706) 634-8942 internationally. The conference ID is 9573965 or “SE and SEP Quarterly Earnings Call.” Please call five minutes prior to the scheduled start time.

A replay of the call will be available until 5:00 p.m. CT on Thursday, February 5, 2015, by dialing (800) 585-8367 in the U.S. or Canada, or (404) 537-3406 internationally. The conference ID is 9573965. A replay and transcript also will be available via the Spectra Energy and Spectra Energy Partners websites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, adjusted for special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income and ongoing diluted EPS provide useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measures for ongoing net income from controlling interests and ongoing diluted EPS are net income from controlling interests and diluted EPS.

The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA and Other EBITDA (net costs) as measures of performance. Ongoing segment and Other EBITDA are non-GAAP financial measures as they represent reported segment and Other EBITDA adjusted for special items. We believe that the presentation of ongoing segment and Other EBITDA provides useful information to investors, as they allow investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment or Other EBITDA are reported segment or Other EBITDA.

We have also presented Distributable Cash Flow, which is a non-GAAP financial measure. We believe that the presentation of Distributable Cash Flow provides useful information to investors as it represents the cash generation capabilities of the company to support dividend growth. The most directly comparable GAAP measure for Distributable Cash Flow is net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the success of the completed drop-down; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2013 Form 10-K, filed on February 28, 2014, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media:	Caitlin Currie
(713) 627-5353
(713) 627-4747 (24-hour media line)

Analysts & Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines; approximately 305 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas, natural gas liquids, and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the CDP Global 500 and S&P 500 Climate Disclosure and Performance Leadership Indexes. For more information, visit www.spectraenergy.com and www.spectraenergypartners.com.

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Spectra Energy Corp

Quarterly Highlights

September 2014

(Unaudited)

(In millions, except per-share amounts and where noted)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
COMMON STOCK DATA
Earnings Per Share, Diluted	$0.30	$0.39	$1.14	$1.20
Dividends Per Share	$0.335	$0.305	$1.005	$0.915
Weighted-Average Shares Outstanding, Diluted	673	672	672	671
INCOME
Operating Revenues	$1,207	$1,144	$4,303	$3,953
Total Reportable Segment EBITDA	711	754	2,384	2,275
Net Income—Controlling Interests	201	263	766	802
EBITDA BY BUSINESS SEGMENT
Spectra Energy Partners	$422	$360	$1,225	$1,065
Distribution	82	83	420	418
Western Canada Transmission & Processing	156	174	504	521
Field Services	51	137	235	271

Total Reportable Segment EBITDA	711	754	2,384	2,275
Other EBITDA	(19)	(19)	(60)	(62)

Total Reportable Segment and Other EBITDA	$692	$735	$2,324	$2,213

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$236	$226	$1,144	$977
CAPITAL AND INVESTMENT EXPENDITURES
Spectra Energy Partners (a)			$889	$992
Distribution			261	238
Western Canada Transmission & Processing			385	439
Other (a)			123	31

Total Capital and Investment Expenditures, Excluding Acquisitions (a)			$1,658	$1,700

Expansion and Investment (a)			$1,205	$1,270
Maintenance			453	430

Total Capital and Investment Expenditures, Excluding Acquisitions (a)			$1,658	$1,700

Acquisitions (b)			$—	$1,254

			September 30,	December 31,
			2014	2013
CAPITALIZATION
Common Equity—Controlling Interests			33%	34%
Noncontrolling Interests and Preferred Stock			9%	8%
Total Debt			58%	58%
Total Debt			$14,704	$14,717
Book Value Per Share (c)			$12.45	$12.68
Actual Shares Outstanding			671	670

(a)	2014 includes an investment in SESH of $189 million ($94 million at Spectra Energy Partners and $95 million at Other) used by SESH to retire debt. Spectra Energy Partners excludes $47 million of reimbursed amounts from noncontrolling interests in 2014 and the acquisition of Express-Platte in 2013.
(b)	Acquisition of Express-Platte.
(c)	Represents controlling interests.

Spectra Energy Corp

Quarterly Highlights

September 2014

(Unaudited)

(In millions, except where noted)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
SPECTRA ENERGY PARTNERS
Operating Revenues	$558	$494	$1,670	$1,445
Operating Expenses
Operating, Maintenance and Other	190	191	568	524
Other Income and Expenses	54	57	123	144

EBITDA	$422	$360	$1,225	$1,065

Express Pipeline Revenue Receipts, MBbl/d (a,b)	221	210	217	209
Platte PADD II Deliveries, MBbl/d (b)	169	173	170	169
DISTRIBUTION
Operating Revenues	$260	$264	$1,338	$1,315
Operating Expenses
Natural Gas Purchased	78	70	618	567
Operating, Maintenance and Other	100	111	299	330
Other Income and Expenses	—	—	(1)	—

EBITDA	$82	$83	$420	$418

Number of Customers, Thousands			1,410	1,390
Heating Degree Days, Fahrenheit	354	356	5,584	4,844
Pipeline Throughput, TBtu (c)	121	157	536	666
Canadian Dollar Exchange Rate, Average	1.09	1.04	1.09	1.02
WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$417	$400	$1,383	$1,234
Operating Expenses
Natural Gas and Petroleum Products Purchased	87	68	352	238
Operating, Maintenance and Other	174	156	528	482
Other Income and Expenses	—	(2)	1	7

EBITDA	$156	$174	$504	$521

Pipeline Throughput, TBtu	219	190	685	563
Volumes Processed, TBtu	179	168	531	500
Canadian Dollar Exchange Rate, Average	1.09	1.04	1.09	1.02
FIELD SERVICES
Equity in Earnings of DCP Midstream, LLC	$51	$137	$235	$271

Cash Distributions to Spectra Energy	$43	$35	$179	$128

Natural Gas Gathered and Processed/Transported, TBtu/day (d)	7.5	7.4	7.3	7.1
Natural Gas Liquids Production, MBbl/d (d)	471	442	456	417
Average Natural Gas Price Per MMBtu (e)	$4.06	$3.58	$4.55	$3.67
Average Natural Gas Liquids Price Per Gallon (f)	$0.90	$0.90	$0.96	$0.87
Average Crude Oil Price Per Barrel (g)	$97.24	$105.82	$99.64	$98.23

(a)	Thousand barrels per day.
(b)	2013 data includes only activity since March 14, 2013, the date of acquisition of Express-Platte.
(c)	Trillion British thermal units.
(d)	Reflects 100% of DCP Midstream volumes.
(e)	Million British thermal units. Average price based on NYMEX Henry Hub.
(f)	Does not reflect results of commodity hedges. 2013 NGL price has been revised to reflect the impact of ethane rejection.
(g)	Average price based on NYMEX calendar month.

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating Revenues	$1,207	$1,144	$4,303	$3,953
Operating Expenses	825	811	2,944	2,760

Operating Income	382	333	1,359	1,193

Other Income and Expenses	115	211	376	448
Interest Expense	167	167	521	476

Earnings Before Income Taxes	330	377	1,214	1,165
Income Tax Expense	76	85	305	277

Net Income	254	292	909	888
Net Income—Noncontrolling Interests	53	29	143	86

Net Income—Controlling Interests	$201	$263	$766	$802

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	September 30,	December 31,
	2014	2013
ASSETS
Current Assets	$2,252	$2,081
Investments and Other Assets	8,146	8,238
Net Property, Plant and Equipment	22,201	21,829
Regulatory Assets and Deferred Debits	1,402	1,385

Total Assets	$34,001	$33,533

LIABILITIES AND EQUITY
Current Liabilities	$3,491	$4,039
Long-term Debt	13,072	12,488
Deferred Credits and Other Liabilities	6,642	6,425
Preferred Stock of Subsidiaries	258	258
Equity	10,538	10,323

Total Liabilities and Equity	$34,001	$33,533

Spectra Energy Corp

Distributable Cash Flow

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Income	$254	$292	$909	$888
Add:
Interest expense	167	167	521	476
Income tax expense	76	85	305	277
Depreciation and amortization	201	195	600	577
Foreign currency gain	(6)	(2)	(8)	—
Less:
Third party interest income	—	2	3	5

EBITDA	692	735	2,324	2,213

Add:
Equity in earnings of unconsolidated affiliates	(91)	(163)	(337)	(345)
Distributions from unconsolidated affiliates (a)	86	72	309	232
Other	13	23	9	14
Less:
Interest expense	167	167	521	476
Equity AFUDC	18	35	33	89
Net cash paid for income taxes	7	3	8	29
Distributions to noncontrolling interests	47	35	128	104
Maintenance capital expenditures (b)	225	201	471	439

Total Distributable Cash Flow	$236	$226	$1,144	$977

(a)	Excludes $223 million in distributions of investment in equity method affiliates (SESH $200M, Sand Hills $14M and Southern Hills $9M) for the nine month period ended September 30, 2014.
(b)	Excludes reimbursable expenditures.

DCP Midstream declared distributions of $177M through September 30, 2014.

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

September 2014 Quarter-to-date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
Spectra Energy Partners	$422	$—		$422
Distribution	82	—		82
Western Canada Transmission & Processing	156	—		156
Field Services	51	12	A	63

Total Reportable Segment EBITDA	711	12		723
Other	(19)	—		(19)

Total Reportable Segment and Other EBITDA	$692	$12		$704

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$692	$12		$704
Depreciation and Amortization	(201)	—		(201)
Interest Expense	(167)	—		(167)
Interest Income and Other	6	—		6
Income Tax Expense	(76)	(4)		(80)

Total Net Income	254	8		262
Total Net Income—Noncontrolling Interests	(53)	—		(53)

Total Net Income—Controlling Interests	$201	$8		$209

EARNINGS PER SHARE, BASIC	$0.30	$0.01		$0.31

EARNINGS PER SHARE, DILUTED	$0.30	$0.01		$0.31

A - losses on sales of assets and goodwill impairment.

Weighted Average Shares (reported and ongoing)—in millions

Basic	671
Diluted	673

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

September 2013 Quarter-to-date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
Spectra Energy Partners	$360	$6	A	$366
Distribution	83	—		83
Western Canada Transmission & Processing	174	—		174
Field Services	137	—		137

Total Reportable Segment EBITDA	754	6		760
Other	(19)	17	A	(2)

Total Reportable Segment and Other EBITDA	$735	$23		$758

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$735	$23		$758
Depreciation and Amortization	(195)	—		(195)
Interest Expense	(167)	—		(167)
Interest Income and Other	4	—		4
Income Tax Expense	(85)	(1)		(86)

Total Net Income	292	22		314
Total Net Income—Noncontrolling Interests	(29)	(2)		(31)

Total Net Income—Controlling Interests	$263	$20		$283

EARNINGS PER SHARE, BASIC	$0.39	$0.03		$0.42

EARNINGS PER SHARE, DILUTED	$0.39	$0.03		$0.42

A - transaction costs related to the dropdown of assets into Spectra Energy Partners.

Weighted Average Shares (reported and ongoing)—in millions

Basic	670
Diluted	672